                                              Exhibit 11.4


                            EARNINGS PER SHARE
                         FULLY DILUTED COMPUTATION
            ($ in millions except share and per share amounts)


                                Quarter ended March 31 1994 1993

Basis for computation of earnings per
 common and common equivalent shares:
  Earnings from continuing operations            $42.9       $30.5
  Deduct dividends on 4% preferred stock           (.1)        (.1)
                                                 ------      ------
  Earnings from continuing operations
   available to common shareholders               42.8        30.4
  Discontinued operations                          (.6)        (.9)
                                                 ------      ------
  Net earnings available to common shareholders  $42.2       $29.5
                                                 ======      ======


Number of shares:
 Weighted average shares outstanding         76,909,643  76,425,696
 Shares issuable upon exercise of stock options,
  net of shares assumed to be repurchased     1,039,980   1,123,947
                                             ----------  ----------
 Total common and common equivalent
  shares assuming full dilution              77,949,623  77,549,643
                                             ==========  ==========

Earnings per common share:
 Continuing operations                            $.55        $.39
 Discontinued operations                          (.01)       (.01)
                                                  -----       -----
 Net earnings                                     $.54        $.38
                                                  =====       =====